EXHIBIT 99.1
For Immediate Release

CONTACTS:
Tony Rossi	Julia Francis
Financial Relations Board	Mobility Electronics, Inc
310-854-8317	480-477-3583
trossi@financialrelationsboard.com	jfrancis@mobl.com
Mobility Electronics Revises Strategic Alliance with RadioShack Corporation
Revised agreement reflects changing strategic priorities for each company
Scottsdale, AZ, July 6, 2006 — Mobility Electronics, Inc. (NASDAQ: MOBE), a leading provider of innovative portable power and computing solutions, today announced that it has revised the terms of its strategic alliance with RadioShack Corporation.
The significant changes are as follows:
•	RadioShack has surrendered, and Mobility has cancelled, the two warrants it held to purchase an aggregate of 1,190,476 shares of Mobility common stock at a price of $8.40

•	RadioShack will forgo its right to receive a 24.5% share of the net profit generated by Mobility’s low-power products operating division

•	Mobility has reduced its pricing on the sale of certain products to RadioShack, resulting in a reduction in the average gross profit that Mobility makes on power adapters for low-power mobile electronic devices sold to RadioShack from approximately $3.00 per adapter to approximately $2.00 per adapter. The reduced prices will be retroactive to April 1, 2006.
“RadioShack remains a valuable partner and is highly supportive of our high- and low-power products,” said Charles Mollo, CEO of Mobility Electronics. “Our revised agreement provides more flexible pricing to RadioShack, while minimizing future dilution to our stockholders and allowing Mobility to retain a greater percentage of the future profits in our low-power business. Although we are reducing certain prices to RadioShack, the average margin on the low-power products that we sell to RadioShack will still be higher than the $0.80 average margin we made on our low power sales to RadioShack in 2005 and prior years. As a result, we believe the improved economics on our sales through RadioShack will continue to be a growth driver for the Company.”

Mobility Electronics

Mobility’s second quarter 2006 revenues would have been approximately $560,000 higher under the terms of the pre-amended agreement with RadioShack. In spite of this new arrangement, Mobility expects second quarter 2006 revenue to be consistent with its previous guidance of approximately $26.0 million.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented intelligent tip technology. Mobility Electronics’ iGo® brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and mobile electronic devices. All these adapters leverage the Company’s tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers hardware products for handheld devices, expansion and docking products for servers, desktop and portable computers, and other accessories for the mobile electronic device market.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics, iGo and ...improving your mobile experience are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including expectations relating to impact of the revised agreement with RadioShack on Mobility’s financial results and expected revenues for the second quarter of 2006. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in the forward-looking statements include the sell through rates of the Company’s power products in RadioShack stores; delays or cessation of shipments of the Company’s products to RadioShack; the timing and success of new product introductions; the development and introduction of new products by us and our competitors; the performance of suppliers and subcontractors; industry and general economic or business conditions; and other factors detailed in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.
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